UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 18, 2008

(Date of Earliest Event Reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

(509) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

(e) Amendment to the Severance Program for Executive Employees. On September 18, 2008, the Executive Compensation and Personnel Policies Committee of the Company’s Board of Directors, approved an amendment to the Potlatch Forest Products Corporation Severance Program for Executive Employees, as amended and restated April 4, 2007 (the “Plan”), to clarify that any change in responsibilities as a result of the previously disclosed spin-off transaction will not constitute the first step in a constructive termination under the Plan.

Addendum to Employment Agreement between Potlatch Corporation and Michael J. Covey. On September 19, 2008, the Employment Agreement, effective February 6, 2006, between the Company and Michael J. Covey, President and Chief Executive Officer, was amended pursuant to an Addendum to Employment Agreement approved by the Board of Directors. The purpose of the Addendum is to clarify that any change in responsibilities as a result of the previously disclosed spin-off transaction will not constitute the first step in a constructive termination under Mr. Covey’s employment agreement.

The summaries above do not purport to be complete. The summaries are qualified in entirety by reference to the Amendment to the Potlatch Forest Products Corporation Severance Program for Executive Employees and the Addendum, dated effective September 19, 2008, to Employment Agreement between Potlatch Corporation and Michael J. Covey, copies of which are attached as Exhibit (10)(b)(ii) and Exhibit (10)(q)(iii), respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

(10)(b)(ii)	Amendment, dated September 18, 2008, to the Potlatch Forest Products Corporation Severance Program for Executive Employees, as amended and restated April 4, 2007.

(10)(q)(iii)	Addendum, dated effective September 19, 2008, to Employment Agreement effective February 6, 2006, between Potlatch Corporation and Michael J. Covey.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2008	POTLATCH CORPORATION

	By:	/s/ Michael S. Gadd
	Name:	Michael S. Gadd
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

(10)(b)(ii)	Amendment, dated September 18, 2008, to the Potlatch Forest Products Corporation Severance Program for Executive Employees, as amended and restated April 4, 2007.

(10)(q)(iii)	Addendum, dated effective September 19, 2008, to Employment Agreement effective February 6, 2006, between Potlatch Corporation and Michael J. Covey.